SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                         RAVEN MOON ENTERTAINMENT, INC.
                -------------------------------------------------
               (Exact Name of Company as specified in its charter)


        Florida                     000-24727                        59-3485779
 ----------------------        -------------------                 -------------
(State of Incorporation)      (Commission File No.)                (IRS Employer
                                                                      ID Number)

                      120 International Parkway, Suite 220
                             Heathrow, Florida 32726
                     --------------------------------------
                    (Address of principal executive offices)


          Talent AGREEMENT BETWEEN RAVEN MOON ENTERTAINMENT, INC., AND
                                   GINA MOUERY
                           ---------------------------
                          (Full title of the Agreement)

                           Joey DiFrancesco, President
                         RAVEN MOON ENTERTAINMENT, INC.
                      120 International Parkway, Suite 220
                             Heathrow, Florida 32726
                      -------------------------------------
                     (Name and address of agent for service)

                   Company's telephone number: (407) 304-4764


                         CALCULATION OF REGISTRATION FEE

------------------------- -------------------- ---------------------- ----------------------- ------------------------
                                                                            Proposed
                                                    Proposed                Maximum
 Title of Securities         Amount to be        Maximum Offering      Aggregate Offering            Amount of
  to be Registered            Registered         Price Per Share(1)         Price(1)             Registration Fee
------------------------- -------------------- ---------------------- ----------------------- ------------------------
   Common Shares              8,500,000              $0.03                $ 255,000                   $100.00
------------------------- -------------------- ---------------------- ----------------------- ------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     Note: The document(s) containing the information concerning the Agreement between RAVEN MOON ENTERTAINMENT, INC. (the "Company"), and GINA MOUERY, dated as of January 3, 2001, and amended as of March 3, 2002, required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

     a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as amended;

     b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2001 (as amended), June 30, 2001 and September 30, 2001; and

     c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2000, and up to and including the date of filing of this Registration Statement.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     The authorized stock of the Company consists of 800,000,000 authorized shares of Common Stock, par value $.0001 per share, approximately 286,752,144 shares of which were outstanding as of September 30, 2001, and 200,000,000 authorized shares of Preferred Stock, par value $.0001 par value, approximately 19,546,794 shares of which were outstanding as of September 30, 2001.

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Transfer Agent, Registrar and Warrant Agent

     The Company has appointed Florida Atlantic Stock Transfer, Inc. 7130 Nob Hill Road, Tamarac, Florida 33321, as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5. Interests of Named Experts and Counsel.

     Not applicable.

ITEM 6. Indemnification of Directors and Officers.

     Registrant's Articles of Incorporation and Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. Exemption From Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

Exhibit Number      Description
--------------      -----------

4.1 Talent Agreement between Raven Moon Entertainment, Inc. and Gina Mouery, dated as of January 3, 2001.

4.2 Addendum to the Talent Agreement between Raven Moon Entertainment, Inc. and Gina Mouery, dated as of March 3, 2002.

4.3 Option Agreement between Raven Moon Entertainment, Inc. and Gina Mouery, entered into on January 3, 2001

5                   Opinion of Counsel, The Business Law Group.

23.1 Consent of Richard L. Brown and Company P.A., Independent Certified Public Accountants.

23.2                Consent of The Business Law Group (Included in Exhibit 5).

ITEM 9.  Undertakings

     1. The Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 15th day of March, 2002.


                                            RAVEN MOON ENTERTAINMENT, INC.


                                            By:  /s/  Joey DiFrancesco
                                               --------------------------------
                                                      Joey DiFrancesco, CEO


         In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                         TITLE                            DATE


/s/  Joey DiFrancesco             President/Director               03-15-02
-----------------------------                                   ---------------
     Joey DiFrancesco


/s/  Bernadette DiFrancesco       Vice President/Director          03-15-02
-----------------------------                                   ---------------
     Bernadette DiFrancesco


/s/  Anthony E. Arcari            Director                         03-15-02
-----------------------------                                   ---------------
     Anthony E. Arcari


/s/  Stephen Chrystie             Director                         03-15-02
-----------------------------                                   ---------------
     Stephen Chrystie


/s/  Norman Weinstock             Director                         03-15-02
-----------------------------                                   ---------------
     Norman Weinstock


/s/  Thomas Hotopp                Director                         03-15-02
-----------------------------                                   ---------------
     Thomas Hotopp

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         RAVEN MOON ENTERTAINMENT, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

4.1 Talent Agreement between Raven Moon Entertainment, Inc. and Gina Mouery, dated as of January 3, 2001.

4.2 Addendum to the Talent Agreement between Raven Moon Entertainment, Inc. and Gina Mouery, dated as of March 3, 2002.

4.3 Option Agreement between Raven Moon Entertainment, Inc. and Gina Mouery, entered into on January 3, 2001

5                   Opinion of Counsel, The Business Law Group.

23.1 Consent of Richard L. Brown and Company P.A., Independent Certified Public Accountants.

23.2                Consent of The Business Law Group (Included in Exhibit 5).